EXHIBIT 99.2

HURON CONSULTING GROUP INC.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma financial information reflects the estimated effect of the acquisition of Speltz & Weis LLC (“S&W”) by Huron Consulting Group Inc. (the “Company”).

The pro forma consolidated statements of income for the year ended December 31, 2004 and the three months ended March 31, 2005 combines the respective statements of the Company and S&W as if the acquisition was consummated at the beginning of the periods presented. The pro forma consolidated balance sheet as of March 31, 2005 combines the respective balance sheets of the Company and S&W as if the acquisition was consummated as of the balance sheet date.

These unaudited pro forma consolidated statements of income and balance sheet are based on the assumptions and adjustments as described in the accompanying notes and are based upon the purchase method of accounting. The Company is in the process of obtaining a third-party valuation of certain intangible assets; thus, the allocation of the purchase price is subject to refinement. The unaudited pro forma financial information should be read in conjunction with S&W’s audited financial statements and notes thereto for the year ended December 31, 2004, which are filed as Exhibit 99.1 to this current report on Form 8-K, as well as the Company’s consolidated financial statements and notes thereto for the year ended December 31, 2004 included in the Company’s annual report on Form 10-K and the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2005.

The unaudited pro forma consolidated financial information is not necessarily indicative of what actually would have occurred if the acquisition had been effective for the periods presented and should not be taken as representative of our future consolidated results of operations or financial position.

Huron Consulting Group Inc.

Unaudited Pro Forma Consolidated Balance Sheet

As of March 31, 2005

(In thousands, except per share amounts)

	Company	S&W	Pro Forma Adjustments		Pro Forma Consolidated
Assets
Current assets:
Cash and cash equivalents	$20,599	$1,665	$(14,154	)(1)	$8,110
Receivables from clients, net	22,914	38			22,952
Unbilled services, net	15,083	72			15,155
Deferred income taxes	9,234	—			9,234
Other current assets	3,388	—			3,388

Total current assets	71,218	1,775	(14,154)		58,839
Intangible assets	—	—	2,500	(2)	2,500
Property and equipment, net	9,121	34			9,155
Deferred income taxes	1,805	—			1,805
Deposits	641	—			641
Goodwill	—	—	13,563	(2)	13,563

Total assets	$82,785	$1,809	$1,909		$86,503

Liabilities and stockholders’/members’ equity
Current liabilities:
Accounts payable	$2,637	$345			$2,982
Accrued expenses	2,475	278			2,753
Accrued payroll and related benefits	10,684	—			10,684
Income tax payable	4,406	—			4,406
Deferred revenue	2,195	95			2,290
Current portion of notes payable	—	—	$1,000	(1)	1,000

Total current liabilities	22,397	718	1,000		24,115
Non-current liabilities:
Accrued expenses	514	—			514
Deferred lease incentives	4,279	—			4,279
Notes payable, net of current portion	—	—	2,000	(1)	2,000

Total non-current liabilities	4,793	—	2,000		6,793
Stockholders’/members’ equity	55,595	1,091	(1,091	)(2)	55,595

Total liabilities and stockholders equity	$82,785	$1,809	$1,909		$86,503

See accompanying notes.

Huron Consulting Group Inc.

Unaudited Pro Forma Consolidated Statement of Income

For The Year Ended December 31, 2004

(In thousands, except per share amounts)

	Company	S&W	Pro Forma Adjustments		Pro Forma Consolidated
Revenues and reimbursable expenses:
Revenues	$159,550	$19,027			$178,577
Reimbursable expenses	14,361	1,663			16,024

Total revenues and reimbursable expenses	173,911	20,690			194,601
Direct costs and reimbursable expenses:
Direct costs	92,270	13,041			105,311
Stock-based compensation	978	—			978
Amortization	—	—	$1,900	(3)	1,900
Reimbursable expenses	14,281	1,663			15,944

Total direct costs and reimbursable expenses	107,529	14,704	1,900		124,133
Operating expenses:
Selling, general and administrative	40,425	311			40,736
Stock-based compensation	433	—			433
Depreciation and amortization	2,365	7	418	(3)	2,790
Restructuring charges	3,475	—			3,475

Total operating expenses	46,698	318	418		47,434

Operating income	19,684	5,668	(2,318)		23,034
Other income (expense)	(692)	16	(120	)(4)	(796)

Income before provision for income taxes	18,992	5,684	(2,438)		22,238
Provision for income taxes	8,128	—	(1,046	)(5)	9,810
			2,728	(6)

Net income	10,864	5,684	(4,120)		12,428
Accrued dividends on 8% preferred stock	931	—	—		931

Net income attributable to common stockholders	$9,933	$5,684	$(4,120)		$11,497

Net income attributable to common stockholders per share:
Basic	$0.77				$0.90
Diluted	$0.72				$0.84

Weighted average shares used in calculating net income attributable to common stockholders per share:
Basic	12,820				12,820
Diluted	13,765				13,765

See accompanying notes.

Huron Consulting Group Inc.

Unaudited Pro Forma Consolidated Statement of Income

For The Three Months Ended March 31, 2005

(In thousands, except per share amounts)

	Company	S&W	Pro Forma Adjustments		Pro Forma Consolidated
Revenues and reimbursable expenses:
Revenues	$46,760	$6,469	$(523	)(7)	$52,706
Reimbursable expenses	4,370	637	(78	)(7)	4,929

Total revenues and reimbursable expenses	51,130	7,106	(601)		57,635
Direct costs and reimbursable expenses:
Direct costs	24,945	4,449	(523	)(7)	28,871
Stock-based compensation	999	—	(78	)(7)	921
Amortization	—	—	676	(3)	676
Reimbursable expenses	4,387	637			5,024

Total direct costs and reimbursable expenses	30,331	5,086	75		35,492
Operating expenses:
Selling, general and administrative	11,312	10			11,322
Stock-based compensation	411	—			411
Depreciation and amortization	847	1	104	(3)	952

Total operating expenses	12,570	11	104		12,685

Operating income	8,229	2,009	(780)		9,458
Other income (expense)	166	6	(30	)(4)	142

Income before provision for income taxes	8,395	2,015	(810)		9,600
Provision for income taxes	3,568	—	(347	)(5)	4,188
			967	(6)

Net income	$4,827	$2,015	(1,430)		$5,412

Net income attributable to common stockholders per share:
Basic	$0.31				$0.35
Diluted	$0.29				$0.32

Weighted average shares used in calculating net income attributable to common stockholders per share:
Basic	15,547				15,547
Diluted	16,677				16,677

See accompanying notes.

Huron Consulting Group Inc.

Notes to Unaudited Pro Forma Financial Information

(1)	This adjustment is to record the cash funding of the acquisition, which consisted of the following (in thousands):

Cash paid at closing	$14,000
Issuance of notes payable	3,000
Transaction costs	154

Total purchase price	$17,154

The notes payable bear a fixed interest rate at 4% per annum and are payable in three equal installments beginning on May 8, 2006.

(2)	The purchase price was allocated, based on a preliminary valuation, as follows (in thousands):

Net assets of S&W at March 31, 2005	$1,091
Customer relationships	600
Customer contracts	1,900
Goodwill	13,863

Total purchase price	$17,154

(3)	This adjustment is to record estimated amortization expense for identifiable intangible assets, which includes customer contracts and customer relationships as presented above.

(4)	This adjustment is to record interest expense relating to the $3.0 million notes payable issued on the acquisition date.

(5)	This adjustment is to record the tax effect of the amortization and interest expense.

(6)	This adjustment is to record an income tax provision as if S&W had filed its income tax returns on a consolidated basis with the Company.

(7)	This adjustment is to eliminate intercompany revenues and expenses.